Exhibit 99.1

Murphy USA Inc. Reports Selected Preliminary Fourth Quarter and Full Year 2020 Financial Items

El Dorado, Arkansas, January 20, 2021 (GLOBE NEWSWIRE) – Murphy USA Inc. (NYSE: MUSA), a leading marketer of retail motor fuel products and convenience merchandise, today announced selected preliminary financial items for the three and twelve months ended December 31, 2020.
Selected preliminary fourth quarter and full-year 2020 financial items and key metrics are detailed below:

	Three Months Ended December 31,		Twelve Months Ended December 31,
Preliminary estimates	2020	2019	2020	2019
Key Operating Metrics
Net income ($ Millions)	$61.0	$47.6	$386.1	$154.8
Earnings per share (diluted)	$2.16	$1.54	$13.08	$4.86
Adjusted EBITDA ($ Millions)	$136.3	$112.4	$722.7	$422.6

Total fuel contribution ($ Millions)	$200.8	$183.1	$982.1	$704.6
Retail fuel volume - chain (Million gal)	1,012.7	1,071.9	3,900.9	4,374.5
Retail fuel volume - per site (K gal SSS)[1]	223.6	237.5	216.2	243.8
Total fuel contribution (including retail, PS&W and RINs) (cpg)	19.8	17.1	25.2	16.1
Total merchandise contribution ($ Millions)	$115.4	$105.2	$459.4	$419.4
Merchandise unit margin (%)	15.5%	15.6%	15.6%	16.0%

Cash and cash equivalents, end of year ($ Millions)			$163.6	$280.3

Store count, end of year			1,503	1,489
New stores opened	15	10	24	17
Raze-and-rebuild stores re-opened	20	10	33	27
Stores closed or sold	—	—	10	—

Net income for the fourth quarter of 2020 is expected to be approximately $61.0 million driven primarily by robust total fuel contribution of 19.8 cpg and other factors such as continued strength in merchandise margin contribution trends. Adjusted EBITDA for the quarter is expected to be $136.3 million and lead to overall full year Adjusted EBITDA of $722.7 million. As previously announced, the Company opened its 1,500th store in December and ended the year with 1,503 stores.
During the fourth quarter 2020, Murphy USA repurchased approximately 1.3 million common shares for $169.1 million at an average price of $128.17 per share. The Company had total common share repurchases for the year of 3.3 million shares for $399.6 million at an average price of $119.70 per share. The repurchase plan authorized by the Board of Directors and announced in July 2019 was completed in November 2020, and a new authorization of $500 million announced October 28, 2020 is now in effect, with $375.0 million remaining available for purchase through December 2023 as of year-end 2020.

"As we exit 2020, we are excited to embark upon a new chapter in our value creation strategy as outlined in our October 2020 Capital Allocation update, which included a higher rate of planned organic growth, continuing to return capital through share repurchases, a newly announced $0.25 per share quarterly dividend, and the potential for select M&A activity, including to accelerate development of food and beverage capabilities," said President and CEO Andrew Clyde. "In December 2020, we took an important first step in executing the M&A element of our strategy, announcing the planned acquisition of QuickChek, and its distinctive brand and customer value proposition, for $645 million. The acquisition will transform existing organic growth plans in attractive markets and accelerate and de-risk the roll-out of Food and Beverage platforms across the network. We plan to update the market with our combined performance expectations for the two firms when we provide 2021 guidance, which we expect to announce in conjunction with our fourth quarter and full-year earnings release on February 3, 2021."
The above information reflects the Company's preliminary estimates, is based on the information available as of the date hereof and does not represent a comprehensive statement of our results of operations or financial condition as of or for the year ended December 31, 2020. Actual results may differ materially from the estimates described above as our quarterly financial statement preparation process is not yet complete and additional developments and adjustments may arise between now and the time the financial results for the fourth quarter and fiscal year 2020 are finalized.
These preliminary results should not be viewed as a substitute for our fourth quarter consolidated condensed financial statements prepared in accordance with GAAP as the Company anticipates filing a more detailed press release regarding its fourth quarter and fiscal year 2020 financial results on Form 8-K on February 3, 2021, with an accompanying investor conference call to follow on February 4, 2021.
Notes
1Same store sales (SSS) metric includes aggregated individual store results for all stores open throughout both periods presented. For all periods presented, the store must have been open for the entire calendar year to be included in the comparison. Remodeled stores that remained open or were closed for just a very brief time (less than a month) during the period being compared remain in the same store sales calculation. If a store is replaced either at the same location (raze-and-rebuild) or relocated to a new location, it will be excluded from the calculation during the period it is out of service. Newly constructed sites do not enter the calculation until they are open for each full calendar year for the periods being compared (open by January 1, 2019 for the sites being compared in the 2020 versus 2019 comparison). When prior period same store sales volumes or sales are presented, they have not been revised for current year activity for raze-and-rebuilds and asset dispositions.

Supplemental Disclosure Regarding Non-GAAP Financial Information
The following table sets forth the Company’s estimates of EBITDA and Adjusted EBITDA for the three and twelve months ended December 31, 2020 and 2019. EBITDA means net income (loss) plus net interest expense, plus income tax expense, plus depreciation and amortization, and Adjusted EBITDA adds back (i) other non-cash items (e.g., impairment of properties and accretion of asset retirement obligations) and (ii) other items that management does not consider to be meaningful in assessing our operating performance (e.g., (income) from discontinued operations, net settlement proceeds, (gain) loss on sale of assets, loss on early debt extinguishment, transaction costs related to acquisitions, and other non-operating (income) expense). EBITDA and Adjusted EBITDA are not measures that are prepared in accordance with U.S. generally accepted accounting principles (GAAP).
We use Adjusted EBITDA in our operational and financial decision-making, believing that the measure is useful to eliminate certain items in order to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. Adjusted EBITDA is also used by many of our investors, research analysts, investment bankers, and lenders to assess our operating performance. We believe that the presentation of Adjusted EBITDA provides useful information to investors because it allows understanding of a key measure that we evaluate internally when making operating and strategic decisions, preparing our annual plan, and evaluating our overall performance. However, non-GAAP measures are not a substitute for GAAP disclosures, and EBITDA and Adjusted EBITDA may be prepared differently by us than by other companies using similarly titled non-GAAP measures.
The reconciliation of net income to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
(Millions of dollars)

Net income	$61.0	$47.6	$386.1	$154.8

Income tax expense (benefit)	19.7	14.3	123.0	47.6
Interest expense, net of interest income	12.5	12.0	50.2	51.7
Depreciation and amortization	41.5	38.4	161.0	152.2
EBITDA	$134.7	$112.3	$720.3	$406.3
Net settlement proceeds	—	—	—	(0.1)
Accretion of asset retirement obligations	0.6	0.5	2.3	2.1
(Gain) loss on sale of assets	0.1	—	(1.3)	(0.1)
Loss on debt extinguishment	—	—	—	14.8
Acquisition related costs	1.7	—	1.7	—
Other nonoperating (income) expense, net	(0.8)	(0.4)	(0.3)	(0.4)
Adjusted EBITDA	$136.3	$112.4	$722.7	$422.6

* * * * *

Earnings Call Information
The Company will host a conference call on February 4, 2021 at 10:00 a.m. Central time to discuss fourth quarter 2020 results. The conference call number is 1 (833) 968-2218 and the passcode number is 6049229. The earnings and investor related materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the Murphy USA website (http://ir.corporate.murphyusa.com). Approximately one hour after the conclusion of the conference, the webcast will be available for replay. Shortly thereafter, a transcript will be available.

Source: Murphy USA Inc. (NYSE: MUSA)

Forward-Looking Statements
Certain statements in this current report on Form 8-K contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainties, including, but not limited to our M&A activity, anticipated store openings, fuel margins, merchandise margins, sales of RINs, trends in the Company's operations, dividends and share repurchases. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: the Company's ability to consummate the acquisition of QuickChek on the stated terms or at all; the Company's ability to realize projected synergies from the acquisition of QuickChek and successfully expand our food and beverage offerings; the Company's ability to finance the acquisition of QuickChek on acceptable terms; the Company's ability to continue to maintain a good business relationship with Walmart; successful execution of our growth strategy, including our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with our newly planned stores which may be impacted by the financial health of third parties; the Company's ability to effectively manage our inventory, disruptions in our supply chain and our ability to control costs; the impact of severe weather events, such as hurricanes, floods and earthquakes; the impact of a global health pandemic such as COVID-19, including the impact on the Company's fuel volumes if the gradual recoveries experienced throughout 2020 stall or reverse as a result of any resurgence in COVID-19 infection rates and the government reaction in response thereof; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach that results in theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; future tobacco or e-cigarette legislation and any other efforts that make purchasing tobacco products more costly or difficult could hurt our revenues and impact gross margins; changes to the Company's capital allocation, including the timing, declaration, amount and payment of any future dividends or levels of the Company's share repurchases, or management of operating cash; the market price of the Company's stock stock prevailing from time to time, the nature of other investment opportunities presented to the Company from time to time, the Company's cash flows from operations, and general economic conditions; compliance with debt covenants; availability and cost of credit; and changes in interest rates. Our SEC reports, including our most recent Annual Report on our Form 10-K and Quarterly Reports on Form 10-Q, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

Investor Contact: Christian Pikul (870) 875-7683 Vice President, Investor Relations and Financial Planning and Analysis christian.pikul@murphyusa.com